Exhibit 99.(a)(xii)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware business trust (the “Trust”), organized pursuant to a declaration of trust dated February 26, 1993 (the “Declaration”), do hereby establish, pursuant to Section 5.3 of the Declaration, (i) a new class of shares for the Series of the Trust named Micro-Cap Value Fund, to be designated the Class A shares of such Series, and (ii) a new class of shares for the Series of the Trust named Micro-Cap Growth Fund, to be designated the Class A shares of such Series.  Any variations between the new classes and such other classes of the Trust as to purchase price, determination of net asset value, the price, terms and manner of redemption, special and relative rights as to dividends and on liquidation, and conditions under which such classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 20th day of January, 2000.

/s/ Robert S. Dow	/s/ William H. T. Bush
Robert S. Dow	William H. T. Bush

/s/ Robert B. Calhoun	/s/ C. Alan MacDonald
Robert B. Calhoun	C. Alan MacDonald

/s/ E. Thayer Bigelow	/s/ Hansel B. Millican, Jr.
E. Thayer Bigelow	Hansel B. Millican, Jr.

/s/ Thomas J. Neff	/s/ Stewart S. Dixon
Thomas J. Neff	Stewart S. Dixon

/s/ John C. Jansing
John C. Jansing